                                                                      Exhibit 12

                                   EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

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
                                                             9 MONTHS
                                                               ENDED                    TWELVE MONTHS ENDED
                                                            SEPTEMBER 30,                   DECEMBER 31,
                                                            -------------   ----------------------------------------------------
                                                                 2002       2001        2000       1999       1998         1997
                                                                 ----       ----        ----       ----       ----         ----
EARNINGS
--------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES   $  20.0    $ (273.0)   $  58.8    $ 300.1    $   930.4    $ 703.0

Add:

Amortization of previously capitalized interest                    7.7         9.8        9.7       11.0         10.7       11.0
Minority interest in net income of
    consolidated subsidiaries with fixed charges                  44.3        26.7       45.6       42.9         33.6       45.1
Proportionate share of fixed charges of investees
    accounted for by the equity method                             2.8         3.1        5.7        5.5          4.8        6.5
Proportionate share of net loss of investees
    accounted for by the equity method                             9.6        44.6       28.4        0.3            -        0.1
                                                               -------    --------    -------    -------    ---------    -------
          Total additions                                         64.4        84.2       89.4       59.7         49.1       62.7

Deduct:

Capitalized interest                                               5.5         6.4       12.0       11.8          6.6        6.2
Minority interest in net loss of consolidated subsidiaries         5.1        19.5        8.3        4.2          2.9        3.6
Undistributed proportionate share of net income
    of investees accounted for by the equity method                0.5         1.1        4.3        2.2            -          -
                                                               -------    --------    -------    -------    ---------    -------
          Total deductions                                        11.1        27.0       24.6       18.2          9.5        9.8


TOTAL EARNINGS                                                 $  73.3    $ (215.8)   $ 123.6    $ 341.6    $   970.0    $ 755.9
                                                               =======    ========    =======    =======    =========    =======


FIXED CHARGES
-------------

Interest expense                                               $ 182.4    $  292.4    $ 282.6    $ 179.4    $   147.8    $ 119.5
Capitalized interest                                               5.5         6.4       12.0       11.8          6.6        6.2
Amortization of debt discount, premium or expense                  6.6         7.1        1.5        0.7          1.2        0.1
Interest portion of rental expense                                55.2        73.6       73.5       62.1         57.7       63.0
Proportionate share of fixed charges of investees
    accounted for by the equity method                             2.8         3.1        5.7        5.5          4.8        6.5
                                                               -------    --------    -------    -------    ---------    -------

TOTAL FIXED CHARGES                                            $ 252.5    $  382.6    $ 375.3    $ 259.5    $   218.1    $ 195.3
                                                               =======    ========    =======    =======    =========    =======


TOTAL EARNINGS BEFORE FIXED CHARGES                            $ 325.8    $  166.8    $ 498.9    $ 601.1    $ 1,188.1    $ 951.2
                                                               =======    ========    =======    =======    =========    =======



RATIO OF EARNINGS TO FIXED CHARGES                                1.29           *       1.33       2.32         5.45       4.87
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* EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2001 WERE INADEQUATE TO COVER FIXED
  CHARGES. THE COVERAGE DEFICIENCY WAS $215.8 MILLION.